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                                                                    Exhibit 23.4


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Citadel Communications Corporation

We consent to incorporation by reference in the registration statements (Nos. 333-65279, 333-85701 and 333-85703) on Form S-8 of Citadel Communications Corporation of our report dated March 12, 1999 (except for Note 13 as to which the date is March 19, 1999), relating to the consolidated balance sheet of Citywide Communications, Inc. as of December 31, 1998, and the related consolidated statements of operations and accumulated deficit, stockholders' deficit and cash flows for the year then ended, which report appears in the Form 8-K of Citadel Communications Corporation filed December 10, 1999.


                                                   /s/ Faulk & Winkler LLC

                                                   Certified Public Accountants

Baton Rouge, Louisiana
December 10, 1999